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                      CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
ARCO Chemical Company

    We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 12, 1997, on our audits of the consolidated financial statements of ARCO Chemical Company and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in ARCO Chemical Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts".



COOPERS & LYBRAND L.L.P.



Philadelphia, Pennsylvania
August 1, 1997




                                 Exhibit 23.2